Exhibit 10.11

Internet Content Service Agreement (English Translation)

This Agreement was entered into by and between 9 webzen Information Technology (Shanghai) Co., Ltd (“Party A”) and Shanghai Jiucheng Information Technology Co., Ltd (“Party B”) in Shanghai on February 1, 2003.

1.	Definition

1.1	The term “Confidential Information” shall be defined in Article 5.1 of this Agreement.

1.2	The term “Effective Date” shall be the date on which this Agreement was executed by the respective authorized agents of Party A and Party B.

1.3	The term “documents” shall be the guidebooks, manuals and other documents that the licensor revises in writing or in electronic means and sends to Party A from time to time so as to facilitate the use of “software” by Party A.

2.	Commissioned Releasing of Relevant Information:
2.1	Party A legally registers and owns the domain name “www.muchina.com”, and has the capacity to engage in the following activities:

(a)	provide information to the users via the website;

(b)	provide relevant technical support to the users in relation to the information.

2.2	Party B legally holds the Telecommunications and Information Technology Business Management Permit (“ICP License”) of the People’s Republic of China.

2.3	Party A appoints Party B to release the domain name “www.muchina.com” and relevant information therein, and Party B agrees that Party A shall release relevant information for the purpose stated in Article 2.1.

2.4	All contents to be released by Party A shall be acknowledged by Party B, and Party A shall not release any information regarding reactionary, harming state safety, obscenity and pornography and other information prohibited by other countries.

3.	Consideration

Party A shall pay Party B RMB10,000.00 per year as the fee for releasing information, and such fee shall be paid before December 31 of each year.

4.	Other Services

During the valid period of this Agreement, Party B shall, in accordance with the requirements of Shanghai Bureau of Communications Administration, submit the ICP License held by itself for annual examination, and Party A shall provide the necessary co-ordinations accordingly.

5.	Confidentiality

5.1	Party A and Party B agree that, during the performance of this Agreement, each party shall not divulge any information obtained from the other party, including but not limited to commercial secret, technical secret, invention, technology, process, procedure, design, software, documents and setting date (“Confidential Information”) and shall not disclose the same to any other third parties without the prior written consent of the other party during the valid period of this Agreement or two years thereafter.

5.2	“Confidential Information” as stated in the above Article 5.1 shall not apply to:

(a)	information which has already been made public at the time when one party discloses the same;

(b)	information which is not sourced from the other party revealing the same;

(c)	information which is developed by the receiving party;

(d)	information which is disclosed pursuant to the laws, regulations, court judgments or orders and the government.

6.	Effective Date and Termination Date

6.1	This Agreement shall become effective upon execution and shall, subject to termination by virtue of Article 6.2 below, be effective for a period of five years.

6.2	Termination of the Agreement

Either party shall be entitled to terminate this Agreement by serving the other party a written notification upon occurrence of the following situations:

(a)	one party is in material breach of this Agreement other than by reason of force majeure and such breach has not been remedied within 30 days after the non-defaulting party notifying the same in writing to the defaulting party;

(b)	one party is in bankruptcy resulting in liquidation or termination of the business, or unable to pay its debts;

(c)	major ownership of one party is transferred to other competitor(s);

(d)	when the force majeure persists for more than six months and both parties are unable to reach an equivalent way out;

(e)	Party B is unable to pass the annual examination of the permit.

6.3	If both parties do not submit any new arrangements at the expiry of this Agreement, this Agreement shall be automatically renewed for another five years and the provisions of which shall remain unchanged.

7.	Consequence of Termination of this Agreement

7.1	All authorization shall be revoked automatically if this Agreement is terminated by reason of the default of Party A, and the licensor shall be discharged from all kinds of duties and obligations accordingly.

7.2	Authorization and rights granted in favor of Party A shall remain valid if this Agreement is terminated by reason of the default of the licensor.

7.3	The right of the non-defaulting party to pursue legal remedy shall not be affected by the termination of this Agreement by reason of the default of the other party.

8.	Other Provisions

8.1	Force Majeure

Any party shall not assume responsibility for the violation of the Agreement resulting from riot, harass, war, hostile acts between two countries, laws and government orders or rules, embargos, government acts, natural disasters, windstorms, fires, accidents, strikes, intentional destroys, explosions or other activities beyond the control of both parties.

Party A: 9 webzen Information Technology (Shanghai) Co., Ltd

[Impression of 9 webzen (Shanghai)’s corporate seal]

Party B: Shanghai Jiucheng Information Technology Co., Ltd.

[Impression of Shanghai Jiucheng’s corporate seal]

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